Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIN MEDIA LLC

This Limited Liability Company Agreement (this “Agreement”) of LIN Media LLC is entered into as of February 11, 2013, by LIN TV Corp., a Delaware corporation, as the sole member (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1.     Name.  The name of the limited liability company formed hereby is LIN Media LLC (the “Company”).

2.     Certificates. Andrew Mosier, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the execution of this Agreement, such person’s powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.     Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.  Notwithstanding anything in this Agreement to the contrary, (i) without the consent of any person or entity, the Company may merge with the Member with the Company being the surviving entity (the “Merger”), and (ii) in order to effectuate the Merger, the Company is hereby authorized to execute, deliver and perform, and the Member or any Officer (as hereinafter defined), as an “authorized person” within the meaning of the Act or otherwise, is hereby authorized to execute and deliver on behalf of the Company, an Agreement and Plan of Merger between the Company and the Member, a Certificate of Merger of the Member into the Company to be filed in the office of the Secretary of State of the State of Delaware, and all documents, agreements, or certificates contemplated thereby or related thereto, in each case without further action or approval of any other person or entity.  The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Officer to enter into other agreements on behalf of the Company.

4.     Powers.  The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 15 hereof.

5.     Principal Business Office.  The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6.     Registered Agent and Office.  The Company’s registered agent and office in the State of Delaware shall be as set forth in its Certificate of Formation.

7.     Name and Mailing Address of the Member.  The Member is hereby admitted as a member of the Company upon its execution of this Agreement.  The name and business address of the Member are as follows:

Name	Address

LIN TV Corp.	One West Exchange Street, Suite 5A
Providence, Rhode Island 02903

8.     Term.  The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 22 of this Agreement.

9.     Fiscal Year.  The fiscal year of the Company shall be the calendar year.

10.  Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11.  Membership Interests.  The Company shall have authority to issue unlimited shares representing limited liability company interests in the Company (“Shares”).  The Shares may be issued from time to time for such consideration and upon such terms as shall be determined by the Member.  The initial contribution of the Member is $100, which represents a contribution in exchange for one (1) Share.

12.  Capital Contributions.  Capital contributions may be made by the Member at such times and in such amounts as may be determined by the Member; provided that the Member is not required to make any contributions to the Company. The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital.”

13.  Distributions.  Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.  Officers.  The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 14 may be revoked at any time by the Member.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause, shall be filled by the Member or any such person as may be appointed by the Member.  The initial Officers appointed by the Member are as follows:

Name:	Title:
Vincent L. Sadusky	President & Chief Executive Officer
Richard J. Schmaeling	Senior Vice President Chief Financial Officer
Denise M. Parent	Senior Vice President Chief Legal Officer, General
Counsel & Secretary
Scott M. Blumenthal	Executive Vice President Television
Robert Richter	Senior Vice President Digital
Nicolas N. Mohamed	Vice President Controller

15.  Management.

a.     The business and affairs of the Company shall be managed by the Member.  Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.  Notwithstanding any other provision of this Agreement, the Member and any Officer, acting singly or collectively, are authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

b.     Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person, any or all of its powers, rights and obligations under this Agreement.

c.     Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

d.     The Member shall have the powers set forth above until the earliest to occur of its dissolution, termination, winding-up or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

e.     The Member may be compensated for its services to the Company, as determined in its sole discretion.

16.  Action Without a Meeting.  Any action that may be taken at a Member meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the Member.

17.  Meeting Procedures.  The procedures of any meeting shall be as determined by the Member.

18.  Other Business.  The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19.  Exculpation and Indemnification.  Neither the Member nor any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct.  To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

20.  Assignments.  The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

21.  Termination of Membership.  The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 20 shall, on its dissolution, termination, winding-up or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.

22.  Dissolution.

a.     The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i)            the written consent of the Member;

(ii)           any time there are no members of the Company unless the Company is continued in accordance with the Act, or

(iii)          the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

b.     In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

c.     The bankruptcy (within the meaning of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

23.  Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its successors, legal representatives and assigns.

25.  Captions.  Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

26.  Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

27.  Governing Law.  This Agreement shall be governed by, and construed exclusively under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

28.  Amendments and Waiver.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.  In addition, the terms or conditions hereof may be waived only by a written instrument executed by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

LIN TV Corp.

By:	/s/ Richard Schmaeling
	Name:	Richard Schmaeling
	Title:	Senior Vice President and
Chief Financial Officer

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

LIN MEDIA LLC